Exhibit 10.8

AMENDMENT OF THE

COMPENSATION PLAN FOR NONEMPLOYEE DIRECTORS —

409A Compliance and One-time Re-deferral Opportunity

WHEREAS, 3M has adopted and maintains the 3M Compensation Plan for Nonemployee Directors (the “Plan”), which Plan is intended to provide a compensation program for its nonemployee directors that will attract and retain highly qualified individuals to serve on its Board of Directors;

WHEREAS, the Company wishes to amend the Plan to ensure that the Plan document complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder;

WHEREAS, since 2005 the Plan has required nonemployee directors to elect both the time and method of paying amounts deferred under the Plan as part of their annual deferral election; and

WHEREAS, due to recent changes in state tax laws that may be applicable to the nonemployee directors, the Committee wishes to amend the Plan to permit those current and former nonemployee directors who have not commenced receiving payment of their amounts deferred under the plan to change their previous payment elections during a limited time period made possible by the final regulations interpreting section 409A of the Internal Revenue Code;

                RESOLVED, pursuant to the authority contained in Part I.C of the Plan, such Plan shall be and it hereby is amended as follows, effective immediately:

1)            Paragraph 4 of Part I.D of the Plan is amended to read as follows:

4.                                      A director elected to the Board after the beginning of a Plan Year may elect, by written notice to 3M within 30 days after such director’s term begins, to participate on a prospective basis only in the Compensation alternatives for the remainder of that Plan Year commencing no earlier than the date such director delivers such written notice to 3M.  Such director’s ability to participate in this Plan for succeeding years shall be on the same basis as for other directors.

2)            Paragraph 2 of Part IV.D of the Plan is amended to read as follows:

2.                                      Amounts deferred after 2004.  Unless the participant has elected a different time and form of payment for the Compensation deferred for one or more Plan Years, distribution of the participant’s memorandum account(s) attributable to Compensation earned and deferred in Plan Years beginning after December 31, 2004 shall be made in ten annual installments on the first business day of January in each of the first ten years following the year in which the participant incurs a Separation from Service with 3M.  The amount of each installment payment shall be determined by dividing the amount of such memorandum account(s) as of the immediately preceding December 31 by the number of installment payments remaining to be paid.

Effective for Plan Years commencing on or after January 1, 2005, each participant may elect to receive the Compensation deferred for a Plan Year (and any earnings thereon) in either a lump sum payment on the first business day of any of the first through tenth years following the year in which the participant incurs a Separation from Service with 3M or in some other number of annual installments (not to exceed ten) on the first business day of January in each of the same number of years following the year in which such participant incurs a Separation from Service with 3M.

Any election made by a participant pursuant to this paragraph D shall be made by written notice to 3M prior to the beginning of the Plan Year during which the Compensation being deferred is earned, and shall be irrevocable except to the extent provided in the following paragraph.

Prior to the end of 2008, participants who have elected to defer Compensation for one or more Plan Years since 2004 and who have not commenced receiving payment of such deferred Compensation may by written notice to 3M revise their elections concerning the time of payment and method of paying their Compensation deferred for any one or more of such Plan Years (and any earnings thereon) subject to the following conditions:

a.                                      each revised election must be consistent with the other requirements of this paragraph 2, in terms of both the method of payment and the time for payments to commence;

b.                                      no revised election may result in the deferral of payments that would otherwise have commenced in 2008; and

c.                                       no revised election may result in the commencement of payments during 2008 that would not otherwise have commenced during such year.

For purposes of this Plan, “Separation from Service” means a complete severance of a director’s relationship as a director of 3M and all affiliates, if any, and as an independent contractor to 3M and all affiliates, if any, for any reason.  A director may have a Separation from Service upon his or her resignation as a director even if the director then becomes an officer or other employee of 3M or an affiliate.  Separation from Service shall in all other respects be construed to have a meaning consistent with the term “separation from service” as used and defined in section 409A of the Code.